FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ANNOUNCES RESULTS FOR THIRD QUARTER 2019

Marlborough, Mass. (October 23, 2019) -- Boston Scientific Corporation (NYSE: BSX) generated sales of $2.707 billion during the third quarter of 2019. This represents growth of 13.1 percent on a reported basis, 14.2 percent on an operational1 basis and 9.3 percent on an organic2 basis, all compared to the prior year period. The company reported GAAP earnings of $126 million or $0.09 per share (EPS), compared to GAAP earnings of $432 million or $0.31 per share a year ago, and achieved adjusted earnings per share of $0.39 for the period, compared to $0.35 a year ago.

“Our third quarter results reflect accelerated growth fueled by several key product launches, excellent regional performance and the broad strength of our core portfolio, and we continue to invest in building a robust pipeline,” said Mike Mahoney, chairman and chief executive officer, Boston Scientific. “I am proud of our global teams across Boston Scientific who continue to bring forward new clinical solutions that advance science and help improve patient lives.”

Third quarter financial results and recent developments:

•
Reported third quarter sales of $2.707 billion, representing an increase of 13.1 percent on a reported basis, compared to the company's guidance range of 8 to 10 percent; 14.2 percent on an operational basis; and 9.3 percent on an organic basis, compared to the company's guidance range of 7.5 to 9 percent, all compared to the prior year period.[3]

•
Reported GAAP earnings of $0.09 per share compared to the company's guidance range of $0.23 to $0.25 per share, due to acquisition-related charges in the quarter primarily associated with the acquisition of BTG plc (BTG Acquisition or BTG). Achieved adjusted earnings per share of $0.39 compared to the guidance range of $0.37 to $0.39 per share.[3]

•	Achieved third quarter revenue growth in all segments compared to the prior year period (excludes BTG Acquisition†):

◦	MedSurg: 13.2 percent reported, 14.1 percent operational and 10.5 percent organic

◦	Rhythm and Neuro: 5.4 percent reported, 6.5 percent operational and 3.9 percent organic

◦	Cardiovascular: 11.3 percent reported, 12.6 percent operational and 12.6 percent organic

•	Reported third quarter revenue growth in all regions, compared to the prior year period (excludes BTG Acquisition†):

◦	U.S.: 10.6 percent reported and operational

◦	EMEA (Europe, Middle East and Africa): 6.3 percent reported and 10.8 percent operational

◦	APAC (Asia-Pacific): 13.8 percent reported and 14.2 percent operational

◦	Emerging Markets[4]: 16.1 percent reported and 19.3 percent operational

•
Commenced launch of the WATCHMAN™ Left Atrial Appendage Closure Device in Japan upon securing positive local reimbursement; surpassed 100,000 patient implants worldwide. Also presented, at the Transcatheter Cardiovascular Therapeutics (TCT) annual scientific symposium, budget implications data confirming that the WATCHMAN device is an affordable stroke risk reduction strategy for Medicare and Medicare beneficiaries compared to warfarin.

•
Announced at TCT results from the EVOLVE Short DAPT clinical trial that demonstrated that after being treated with the SYNERGY™ Bioabsorbable Polymer (BP) Stent, a three-month regimen of dual antiplatelet therapy (DAPT) is non-inferior to a 12-month DAPT regimen in certain patients with high bleeding risk. Also announced CE Mark for the SYNERGY MEGATRON™ Bioabsorbable Polymer Stent which is designed for use in large proximal vessels.

•
Received from the Centers for Medicare and Medicaid Services continued new technology add-on payment (NTAP) classification for the SENTINEL™ Cerebral Protection System and an increased add-on payment for FY2020.

•
Presented at TCT positive data for the LOTUS™ TAVR System, a mechanically-expanding valve, including a three-year analysis from the REPRISE III study demonstrating significant, sustained improvement in functional and health status following LOTUS valve implantation versus CoreValve® systems (Medtronic), and significantly fewer cases of disabling stroke and moderate or greater paravalvular leak versus the CoreValve system--a self-expanding valve. Additionally, a Medicare budget impact analysis demonstrated the mechanically-expanded LOTUS valve is a less costly alternative to self-expanding valves at one year post procedure in high-risk patients with aortic stenosis.

•
Announced the U.S. Food and Drug Administration (FDA) approval of ImageReady™ MRI labeling for the Vercise Gevia™  Deep Brain Stimulation (DBS) System to be used in a full-body magnetic resonance imaging (MRI) environment.[5]

•
Completed clinical trial assessing the performance of the EXALT™ Model D Single-Use Duodenoscope during endoscopic retrograde cholangiopancreatography procedures, with positive results presented at the United European Gastroenterology Week Congress.

•
Announced the completion of the acquisition of BTG plc pursuant to the previously announced scheme of arrangement. In addition, divested microspheres and bland embolic bead products to Varian Medical Systems, Inc.

1. Operational revenue growth excludes the impact of foreign currency fluctuations.
2. Organic revenue growth excludes the impact of foreign currency fluctuations and sales from the recent acquisitions of Claret Medical, Inc. (Claret), Augmenix, Inc. (Augmenix), Vertiflex, Inc. (Vertiflex) and BTG plc (BTG Acquisition), each with no prior year comparable sales. Organic revenue growth also excludes the impact of the divestiture of our global embolic microspheres portfolio, a transaction entered into in connection with obtaining the antitrust clearances required to complete the BTG transaction.
3. As the BTG Acquisition had not yet closed, our previously disclosed third quarter guidance did not include the results of BTG.
4. We define Emerging Markets as the 20 countries that we believe have strong growth potential based on their economic conditions, healthcare sectors and our global capabilities. Periodically, we assess our list of Emerging Markets; effective January 1, 2019, we updated our list of Emerging Market countries. We have revised prior year amounts to the current year’s presentation. The revision had an immaterial impact on prior year Emerging Markets sales.
5. 1.5 Tesla MRI conditional when all conditions of use are met.
† For the third quarter of 2019, there have been no changes to our internal reporting structure and, accordingly, we have not revised our segment reporting or geographic presentation. We will continue to integrate the BTG Acquisition into our operations in the fourth quarter and will reassess our operating and reportable segments as well as geographic presentation for any changes related to our internal reporting structure. Our results of operations include the results of BTG following the acquisition date of August 19, 2019. BTG net sales are substantially U.S. based.

Net sales for the third quarter by business and region:

			Change
	Three Months Ended September 30,		Reported Basis	Less: Impact of Foreign Currency Fluctuations	Operational Basis	Less: Impact of Recent Acquisitions / Divestitures	Organic Basis
(in millions)	2019	2018

Endoscopy	$486	$443	9.6%	(0.8)%	10.4%	—%	10.4%
Urology and Pelvic Health	359	303	18.6%	(0.8)%	19.4%	8.9%	10.5%
MedSurg	845	746	13.2%	(0.9)%	14.1%	3.6%	10.5%
Cardiac Rhythm Management	478	475	0.6%	(1.2)%	1.8%	—%	1.8%
Electrophysiology	81	76	5.8%	(1.2)%	7.0%	—%	7.0%
Neuromodulation	222	189	17.5%	(0.8)%	18.3%	10.4%	7.9%
Rhythm and Neuro	780	740	5.4%	(1.1)%	6.5%	2.6%	3.9%
Interventional Cardiology	700	615	13.9%	(1.4)%	15.3%	0.7%	14.6%
Peripheral Interventions	311	293	5.9%	(1.0)%	6.9%	(1.3)%	8.2%
Cardiovascular	1,011	908	11.3%	(1.3)%	12.6%	—%	12.6%

Interventional Medicine	48	n/a	n/a	n/a	n/a	n/a	n/a
Specialty Pharma	23	n/a	n/a	n/a	n/a	n/a	n/a
BTG Acquisition†	71	n/a	n/a	n/a	n/a	n/a	n/a

Net Sales	$2,707	$2,393	13.1%	(1.1)%	14.2%	4.9%	9.3%

			Change
	Three Months Ended September 30,		Reported Basis	Less: Impact of Foreign Currency Fluctuations	Operational Basis
Geographic Regions (in millions)	2019	2018

U.S.	$1,521	$1,375	10.6%	—%	10.6%
EMEA	530	498	6.3%	(4.5)%	10.8%
APAC	484	425	13.8%	(0.4)%	14.2%
Latin America and Canada	101	94	6.9%	(2.2)%	9.1%

BTG Acquisition† (Worldwide)	71	n/a	n/a	n/a	n/a

Net Sales	$2,707	$2,393	13.1%	(1.1)%	14.2%

Emerging Markets[4] (Excluding BTG Acquisition†)	$310	$267	16.1%	(3.2)%	19.3%

Amounts may not add due to rounding. Growth rates are based on actual, non-rounded amounts and may not recalculate precisely.

Sales growth rates that exclude the impact of foreign currency fluctuations and/or the impact of recent aforementioned acquisitions / divestitures are not prepared in accordance with U.S. GAAP.

Guidance for Full Year and Fourth Quarter 2019

The company estimates revenue growth for the full year 2019, versus the prior year period, to be in a range of approximately 9 to 9.5 percent on a reported basis (compared to prior guidance of 7 to 8 percent), and to be approximately 7.5 percent on an organic basis (compared to prior guidance of 7 to 8 percent). Full year organic guidance excludes the impact of foreign currency fluctuations and contribution of approximately 360 basis points from the acquisitions of Nxthera, Inc., Claret, Augmenix, Vertiflex and BTG, each with no prior period related net sales and the impact of the divestiture of our global embolic microspheres portfolio following the close of the BTG Acquisition. The company now estimates income on a GAAP basis in a range of $0.72 to $0.75 per share (compared to prior guidance of $0.94 to $0.98 per share) and estimates adjusted earnings, excluding certain charges (credits), in a range of $1.55 to $1.58 per share (compared to prior guidance of $1.54 to $1.58 per share).

The company estimates revenue growth for the fourth quarter of 2019, versus the prior year period, to be in a range of approximately 13 to 15 percent on a reported basis and a growth range of approximately 8 to 9 percent on an organic basis. Fourth quarter organic guidance excludes the impact of foreign currency fluctuations and contribution of approximately 600 to 680 basis points from the acquisitions of Vertiflex and BTG, each with no prior period related net sales and the impact of the divestiture of our global embolic microspheres portfolio following the close of the BTG Acquisition. The company estimates earnings on a GAAP basis in a range of $0.22 to $0.25 per share and adjusted earnings, excluding certain charges (credits), in a range of $0.42 to $0.45 per share.

Conference Call Information

Boston Scientific management will be discussing these results with analysts on a conference call today at 8:00 a.m. EDT. The company will webcast the call to interested parties through its website: www.bostonscientific.com. Please see the website for details on how to access the webcast. The webcast will be available for approximately one year on the Boston Scientific website.

About Boston Scientific
Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for 40 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "estimate," "intend," "aiming" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. These forward-looking statements include, among other things, statements regarding our expected net sales, GAAP, operational and organic revenue growth rates, GAAP earnings and adjusted earnings for the fourth quarter and full year 2019, our financial performance, our business plans and our positioning for revenue and earnings growth. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. These risks and uncertainties, in some cases, have affected and in the future could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Risks and uncertainties that may cause such differences include, among other things: future economic, political, competitive, reimbursement and regulatory conditions, new product introductions and the market acceptance of those products, markets for our products, expected pricing environment, expected procedural volumes, the closing and integration of acquisitions, clinical trial results, demographic trends, intellectual property rights, litigation, financial market conditions, the execution and effect of our restructuring program, the execution and effect of our business strategy, including our cost-savings and growth initiatives and future business decisions made by us and our competitors. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A - Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this press release.

Note: Amounts reported in millions within this press release are computed based on the amounts in thousands. As a result, the sum of the components reported in millions may not equal the total amount reported in millions due to rounding. Certain columns and rows within tables may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in dollars.

Use of Non-GAAP Financial Information
A reconciliation of the company's non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the company's use of these non-GAAP financial measures, is included in the exhibits attached to this press release.

CONTACT:
Media:	Kate Haranis	Investors:	Susie Lisa, CFA
	508-683-6585 (office)		508-683-5565 (office)
	Media Relations		Investor Relations
	Boston Scientific Corporation		Boston Scientific Corporation
	kate.haranis@bsci.com		BSXInvestorRelations@bsci.com

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED GAAP RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
in millions, except per share data	2019	2018	2019	2018

Net sales	$2,707	$2,393	$7,831	$7,262
Cost of products sold	777	672	2,265	2,084
Gross profit	1,930	1,720	5,566	5,179

Operating expenses:
Selling, general and administrative expenses	1,012	870	2,849	2,616
Research and development expenses	306	289	866	825
Royalty expense	15	17	48	52
Amortization expense	178	148	498	437
Intangible asset impairment charges	—	—	105	35
Contingent consideration expense (benefit)	8	(13)	(9)	(12)
Restructuring charges (credits)	3	3	10	20
Litigation-related net charges (credits)	25	18	(108)	18
	1,547	1,333	4,258	3,992
Operating income (loss)	383	388	1,308	1,187

Other income (expense):
Interest expense	(95)	(58)	(294)	(177)
Other, net	(197)	126	(322)	116
Income (loss) before income taxes	91	456	693	1,126
Income tax expense (benefit)	(35)	24	(11)	(159)
Net income (loss)	$126	$432	$704	$1,285

Net income (loss) per common share - basic	$0.09	$0.31	$0.51	$0.93
Net income (loss) per common share - assuming dilution	$0.09	$0.31	$0.50	$0.92

Weighted-average shares outstanding
Basic	1,393.1	1,382.8	1,390.6	1,380.0
Assuming dilution	1,412.2	1,403.9	1,409.7	1,399.8

BOSTON SCIENTIFIC CORPORATION
NON-GAAP NET INCOME AND NET INCOME PER SHARE RECONCILIATIONS
(Unaudited)

	Three Months Ended September 30, 2019
(in millions, except per share data)	Cost of Products Sold	SG&A Expenses	R&D Expenses	Operating Income (Loss)	Pre-Tax Income (Loss)	Net Income (Loss)	Impact per Share
GAAP net income (loss)	$777	$1,012	$306	$383	$91	$126	$0.09
Non-GAAP adjustments to net income (loss):
Amortization expense	—	—	—	178	176	157	0.11
Acquisition / divestitures-related net charges (credits)	(28)	(60)	(9)	105	304	236	0.17
Restructuring and restructuring-related net charges (credits)	(9)	(3)	—	14	14	12	0.01
Litigation-related net charges (credits)	—	—	—	25	25	19	0.01
Investment impairment charges	—	—	—	—	1	1	0.00
Medical device regulation charges	(2)	—	—	2	2	2	0.00
Discrete tax items	—	—	—	—	—	(2)	(0.00)
Adjusted net income	$738	$949	$297	$707	$613	$550	$0.39

	Three Months Ended September 30, 2018
(in millions, except per share data)	Cost of Products Sold	SG&A Expenses	R&D Expenses	Operating Income (Loss)	Pre-Tax Income (Loss)	Net Income (Loss)	Impact per Share
GAAP net income (loss)	$672	$870	$289	$388	$456	$432	$0.31
Non-GAAP adjustments to net income (loss):
Amortization expense	—	—	—	148	148	132	0.09
Acquisition-related net charges (credits)	(9)	(19)	(29)	44	(98)	(107)	(0.08)
Restructuring and restructuring-related net charges (credits)	(10)	(2)	—	15	15	12	0.01
Litigation-related net charges (credits)	—	—	—	18	18	14	0.01
Investment impairment charges	—	—	—	—	3	3	0.00
Adjusted net income	$653	$849	$261	$613	$542	$485	$0.35

An explanation of the company's use of these non-GAAP financial measures is provided at the end of this document.

BOSTON SCIENTIFIC CORPORATION
NON-GAAP NET INCOME AND NET INCOME PER SHARE RECONCILIATIONS
(Unaudited)

	Nine Months Ended September 30, 2019
in millions, except per share data	Cost of Products Sold	SG&A Expenses	R&D Expenses	Operating Income (Loss)	Pre-Tax Income (Loss)	Net Income (Loss)	Impact per Share
GAAP net income (loss)	$2,265	$2,849	$866	$1,308	$693	$704	$0.50
Non-GAAP adjustments to net income (loss):
Amortization expense	—	—	—	498	498	444	0.31
Intangible asset impairment charges	—	—	—	105	105	97	0.07
Acquisition / divestitures-related net charges (credits)	(60)	(100)	(24)	174	505	391	0.28
Restructuring and restructuring-related net charges (credits)	(18)	(9)	—	38	38	31	0.02
Litigation-related net charges (credits)	—	—	—	(108)	(108)	(96)	(0.07)
Investment impairment charges	—	—	—	—	3	3	0.00
Medical device regulation charges	(2)	—	—	2	2	2	0.00
Discrete tax items	—	—	—	—	—	16	0.01
Adjusted net income	$2,185	$2,740	$841	$2,016	$1,736	$1,590	$1.13

	Nine Months Ended September 30, 2018
in millions, except per share data	Cost of Products Sold	SG&A Expenses	R&D Expenses	Operating Income (Loss)	Pre-Tax Income (Loss)	Net Income (Loss)	Impact per Share
GAAP net income (loss)	$2,084	$2,616	$825	$1,187	$1,126	$1,285	$0.92
Non-GAAP adjustments to net income (loss):
Amortization expense	—	—	—	437	437	380	0.27
Intangible asset impairment charges	—	—	—	35	35	31	0.02
Acquisition-related net charges (credits)	(23)	(52)	(51)	114	(68)	(79)	(0.06)
Restructuring and restructuring-related net charges (credits)	(33)	(5)	—	58	58	47	0.03
Litigation-related net charges (credits)	—	—	—	18	18	14	0.01
Investment impairment charges	—	—	—	—	7	7	0.01
Discrete tax items	—	—	—	—	—	(177)	(0.13)
Adjusted net income	$2,027	$2,559	$775	$1,849	$1,613	$1,508	$1.08

An explanation of the company's use of these non-GAAP financial measures is provided at the end of this document.

BOSTON SCIENTIFIC CORPORATION
ESTIMATED REVENUE NON-GAAP GROWTH RATES AND NON-GAAP NET INCOME PER SHARE RECONCILIATIONS
(Unaudited)

Q4 and Full Year 2019 Estimated Revenue Growth Rates

	Q4 2019 Estimate		Full Year 2019 Estimate
	(Low)	(High)	(Low)	(High)
Estimated GAAP sales growth	13%	15%	9%	9.5%
Less: Estimated impact of foreign currency fluctuations and the aforementioned acquisitions and divestitures	5%	6%	1.5%	2%
Estimated sales growth, organic*	8%	9%	7.5%	7.5%
*Q4 2019 Estimate excludes contribution of approximately 600 to 680 basis points from the aforementioned acquisitions and divestitures. Full Year 2019 Estimate excludes contribution of approximately 360 basis points from the aforementioned acquisitions and divestitures.

Q4 and Full Year 2019 Earnings per Share Guidance

	Q4 2019 Estimate		Full Year 2019 Estimate
	(Low)	(High)	(Low)	(High)
GAAP results	$0.22	$0.25	$0.72	$0.75

Estimated amortization expense	0.13	0.13	0.44	0.44
Estimated acquisition / divestitures-related net charges (credits)	0.06	0.06	0.33	0.33
Estimated other adjustments	0.01	0.01	0.06	0.06

Adjusted results	$0.42	$0.45	$1.55	$1.58

Prior Guidance Estimate - Q3 2019 and Full Year 2019 Revenue Growth Rates

	Q3 2019 Estimate		Prior Full Year 2019 Estimate
	(Low)	(High)	(Low)	(High)
Estimated GAAP sales growth	8%	10%	7%	8%
Less: Estimated impact of foreign currency fluctuations and the aforementioned acquisitions	0.5%	1%	—%	—%
Estimated sales growth, organic*	7.5%	9%	7%	8%
*Q3 2019 Estimate excluded contribution of approximately 180 basis points from the aforementioned acquisitions, each with no prior year comparable sales. Prior Full Year 2019 Estimate excluded contribution of approximately 140 basis points from the aforementioned acquisitions, each with no prior year comparable sales.

Prior Guidance Estimate - Q3 2019 and Full Year 2019 Earnings per Share

	Q3 2019 Estimate		Prior Full Year 2019 Estimate
	(Low)	(High)	(Low)	(High)
GAAP results	$0.23	$0.25	$0.94	$0.98

Estimated amortization expense	0.10	0.10	0.41	0.41
Estimated acquisition-related net charges (credits)	0.02	0.02	0.14	0.14
Estimated other adjustments	0.02	0.02	0.05	0.05

Adjusted results	$0.37	$0.39	$1.54	$1.58

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures, including adjusted net income (earnings) and adjusted net income (earnings) per share that exclude certain amounts, operational net sales, which exclude the impact of foreign currency fluctuations and organic net sales, which exclude the impact of foreign currency fluctuations and the impact of recent aforementioned acquisitions and divestitures. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be considered in isolation from or as a replacement for the most directly comparable GAAP financial measures. Further, other companies may calculate these non-GAAP financial measures differently than we do, which may limit the usefulness of those measures for comparative purposes.

To calculate adjusted net income (earnings) and adjusted net income (earnings) per share we exclude certain charges (credits) from GAAP net income. Amounts are presented after-tax at the Company's effective tax rate, unless the amount is a significant unusual or infrequently occurring item in accordance with FASB Accounting Standards Codification section 740-270-30, "General Methodology and Use of Estimated Annual Effective Tax Rate." Please refer to Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report filed on Form 10-K filed with the Securities and Exchange Commission for an explanation of each of these adjustments and the reasons for excluding each item. The following is an explanation of each incremental or revised adjustment type that management excluded as part of these non-GAAP financial measures, since our most recent Annual Report on Form 10-K, as well as the reason for excluding each item:

•
Acquisition / divestiture-related net charges (credits) or payments- These adjustments may consist of (a) contingent consideration fair value adjustments; (b) gains on previously held investments; (c) due diligence, deal fees, inventory step-up amortization, integration and exit costs, other fees, and accelerated compensation expense; and (d) separation costs and gains primarily associated with the sale of a business or portion of a business. The contingent consideration adjustments represent accounting adjustments to state contingent consideration liabilities at their estimated fair value. These adjustments can be highly variable depending on the assessed likelihood and amount of future contingent consideration payments. Due diligence, deal fees, inventory step-up amortization, integration and exit costs include legal, tax, severance and other expenses and gains associated with prior and potential future acquisitions and divestitures can be highly variable and not representative of ongoing operations. Deal fees in 2019 included expenses for instruments entered into solely for the purpose of financing or hedging the BTG Acquisition, including net interest expense and hedging expenses. Upon the acquisition closing, we classified these types of expenses and gains as normal operating costs. Acquisition / divestiture-related net charges (credits) are excluded from management's assessment of operating performance and from our operating segments' measures of profit and loss used for making operating decisions and assessing performance.

•
Medical device regulation charges or payments- These adjustments represent incremental costs or payments specific to complying with the new European Union Medical Device Regulation (EU MDR) for previously registered products. EU MDR is a replacement of the existing European Medical Devices Directive (MDD) regulatory framework, and manufacturers of currently marketed medical devices are required to comply with EU MDR beginning in May 2020. We expect to incur expenditures in connection with the new registration of medical devices that previously had been registered under MDD. We consider the adoption of EU MDR to be a significant change to a regulatory framework, and therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters. As such, these medical device regulation charges are excluded from management's assessment of operating performance and from our operating segments' measures of profit and loss used for making operating decisions and assessing performance.

The GAAP financial measures most directly comparable to adjusted net income and adjusted net income per share are GAAP net income and GAAP net income per share.

To calculate operational net sales growth rates, which exclude the impact of foreign currency fluctuations, we convert actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. To calculate organic net sales growth rates, we remove the impact of recent aforementioned acquisitions with no prior period related net sales from operational net sales. In addition, to calculate organic net sales growth rates, we remove from prior year, sales from product lines that we divested. The GAAP financial measure most directly comparable to operational net sales and organic net sales is net sales on a GAAP basis.

Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP financial measure are included in the accompanying schedules.

Management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors and to establish operational goals and forecasts that are used in allocating resources. In addition, management uses these non-GAAP financial measures to further its understanding of the performance of our operating segments. With the exception of the impact of the recent aforementioned acquisitions and divestitures, the adjustments excluded from our non-GAAP financial measures are consistent with those excluded from our operating segments’ measures of net sales and profit or loss. These adjustments are excluded from the segment measures reported to our chief operating decision maker that are used to make operating decisions and assess performance.

We believe that presenting adjusted net income and adjusted net income per share, operational net sales and organic net sales, in addition to the corresponding GAAP financial measures, provides investors greater transparency to the information used by management for its operational decision-making and allows investors to see our results “through the eyes” of management. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance.